Exhibit 99.1

VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2025 FINANCIAL AND OPERATING RESULTS; ANNOUNCES DIVESTITURE OF NON-PERMIAN ASSETS

MIDLAND, Texas, November 3, 2025 (GLOBE NEWSWIRE) -- Viper Energy, Inc. (NASDAQ:VNOM) (“Viper,” “we,” “our” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the third quarter ended September 30, 2025.

THIRD QUARTER HIGHLIGHTS
•Q3 2025 average production of 56,087 bo/d (108,859 boe/d)
•Q3 2025 consolidated net loss (including non-controlling interest) of $197 million; net loss attributable to Viper of $77 million, or $0.52 per Class A common share; consolidated adjusted net income of $156 million, or $1.04 per Class A common share
•Q3 2025 pro forma cash available for distribution to Viper’s Class A common shares (as defined and reconciled below) of $165 million, or $0.97 per Class A common share
•Declared Q3 2025 base cash dividend of $0.33 per Class A common share; implies a 3.5% annualized yield based on the October 31, 2025 Class A common share closing price of $37.56
•Declared Q3 2025 variable cash dividend of $0.25 per Class A common share; total base-plus-variable dividend of $0.58 per Class A common share implies a 6.2% annualized yield based on the October 31, 2025 Class A common share closing price of $37.56
•During Q3 2025, repurchased 2.4 million shares of the Company’s Class A common stock for an aggregate purchase price of approximately $90 million, excluding excise tax (average price of $38.42 per Class A common share)
•Total Q3 2025 return of capital to Class A stockholders of $140 million, or $0.83 per Class A common share, represents 85% of pro forma cash available for distribution
•739 total gross (15.2 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q3 2025 with an average lateral length of 10,947 feet
•As previously announced, on August 19, 2025, completed its acquisition of Sitio Royalties Corp. (“Sitio”) in an all-equity transaction valued at approximately $4.0 billion (the “Sitio Acquisition”)

RECENT EVENTS AND FORWARD OUTLOOK
•Entered into a definitive agreement to sell Viper’s non-Permian assets for $670 million to an affiliate of GRP Energy Capital and Warwick Capital Partners (the “Non-Permian Divestiture”); the Non-Permian Divestiture is expected to close in Q1 2026 with an effective date of September 1, 2025; expected FY 2026 average daily production from the assets of approximately 4,500 to 5,000 bo/d (9,000 to 10,000 boe/d)

•During Q4 2025 through October 31, 2025, repurchased approximately 860 thousand shares of the Company’s Class A common stock for an aggregate purchase price of approximately $32 million, excluding excise tax (average price of $37.34 per Class A Common Share)
•Initiating average daily production guidance for Q4 2025 of 65,000 to 67,000 bo/d (124,000 to 128,000 boe/d)

“During the third quarter, Viper continued to execute on our growth strategy, bolstered by the closing of the Sitio Acquisition and continued organic growth. Our Q4 2025 oil production guidance implies a ~20% increase in oil production per share compared to Q4 2024. Looking ahead to 2026, we continue to anticipate mid-single digit organic oil production growth from Q4 2025 estimated production, which implies double digit year over year growth in oil production per share relative to 2025,” stated Kaes Van’t Hof, Chief Executive Officer of Viper.

Mr. Van’t Hof continued, “Viper also showcased our differentiated return of capital profile in the third quarter. Because of our high operating and free cash flow margin, strong balance sheet, and recent signing of our non-Permian asset sale, we felt it appropriate to lean into our return of capital commitment and return 85% of pro forma cash available for distribution in the third quarter to stockholders. As we move to close this divestiture, and, as a result, move closer to our net debt target of $1.5 billion, we will have line of sight to return nearly 100% of cash available for distribution to stockholders. We expect to continue to allocate the majority of our cash available for distribution to our base plus variable dividend but feel compelled to buy back shares in today's market given the current market dislocation.”

FINANCIAL UPDATE

Viper’s third quarter 2025 average unhedged realized prices were $64.34 per barrel of oil, $1.02 per Mcf of natural gas and $19.07 per barrel of natural gas liquids, resulting in a total equivalent realized price of $39.24/boe.

Viper’s third quarter 2025 average hedged realized prices were $63.76 per barrel of oil, $1.77 per Mcf of natural gas and $19.07 per barrel of natural gas liquids, resulting in a total equivalent realized price of $40.04/boe.

During the third quarter of 2025, the Company recorded total operating income of $418 million and a consolidated net loss (including non-controlling interest) of $197 million, which was primarily driven by a non-cash impairment of $360 million due to recording properties acquired from Diamondback in the drop down transaction closed on May 1, 2025 (the "2025 Drop Down") at Diamondback’s historical carrying value.

As of September 30, 2025, the Company had a cash balance of $443 million, including restricted cash of $390 million, and total debt outstanding (excluding debt issuance costs, discounts and premiums) of $2.6 billion, resulting in net debt (as defined and reconciled below) of $2.2 billion. Viper’s outstanding short-term debt as of September 30, 2025 consisted of $380 million in aggregate principal amount of its 5.375% Senior Notes due 2027, which the Company fully redeemed on November 1, 2025 at a redemption price equal to 100% of the principal amount. Viper’s outstanding long-term debt as of September 30, 2025 consisted of $500 million in aggregate principal amount of its 4.900% Senior Notes due 2030, $1.1 billion in aggregate principal amount of its 5.700% Senior Notes due 2035, $500 million of borrowings on its term loan and $160 million of borrowings on its revolving credit facility, leaving approximately $1.3 billion available for future borrowings and approximately $1.4 billion of total liquidity.

THIRD QUARTER 2025 CASH DIVIDEND & CAPITAL RETURN PROGRAM

Viper announced today that the Company’s Board of Directors (the “Board”) declared a base cash dividend of $0.33 per Class A common share for the third quarter of 2025, payable on November 20, 2025 to Class A common stockholders of record at the close of business on November 13, 2025.

The Board also declared a variable cash dividend of $0.25 per Class A common share for the third quarter of 2025, payable on November 20, 2025 to Class A common stockholders of record at the close of business on November 13, 2025.

During the third quarter of 2025, Viper repurchased 2.4 million shares of Class A common stock for an aggregate purchase price of approximately $90 million, excluding excise tax (average price of $38.42 per Class A common share). In total, since the initiation of Viper’s common stock repurchase program on November 9, 2020 through October 31, 2025, the Company had repurchased approximately 16.9 million shares of Class A common stock for an aggregate purchase price of approximately $448 million, excluding excise tax (average price of $26.50 per Class A common share) and has approximately $302 million remaining on its current share buyback authorization. Future base and variable cash dividends and stock repurchases are at the discretion of the Board and are subject to a number of factors discussed in Viper’s reports filed with the U.S. Securities and Exchange Commission (“SEC”).

OPERATIONS UPDATE

During the third quarter of 2025, Viper estimates that, including activity on the acquired Sitio assets, 739 gross (15.2 net 100% royalty interest) horizontal wells with an average royalty interest of 2.1% were turned to production on its acreage position with an average lateral length of 10,947 feet. Of these 739 gross wells, Diamondback is the operator of 124 gross wells, with an average royalty interest of 5.6%, and the remaining 615 gross wells, with an average royalty interest of 1.3%, are operated by third parties.

As of September 30, 2025, Viper’s footprint of mineral and royalty interests was approximately 95,846 net royalty acres.

Our gross well information as of September 30, 2025 is as follows, unless otherwise specified:

	Diamondback Operated	Third-Party Operated	Total
Q3 2025 horizontal wells turned to production(1):
Gross wells	124	615	739
Net 100% royalty interest wells	6.9	8.3	15.2
Average percent net royalty interest	5.6%	1.3%	2.1%

Horizontal producing well count:
Gross wells	4,047	30,635	34,682
Net 100% royalty interest wells	255.3	377.2	632.5
Average percent net royalty interest	6.3%	1.2%	1.8%

Horizontal active development well count:
Gross wells	286	1,661	1,947
Net 100% royalty interest wells	18.5	20.3	38.8
Average percent net royalty interest	6.5%	1.2%	2.0%

Line of sight wells:
Gross wells	263	1,401	1,664
Net 100% royalty interest wells	18.2	18.1	36.3
Average percent net royalty interest	6.9%	1.3%	2.2%
(1) Pro forma for acquired Sitio assets; average lateral length of 10,947 feet.

The 1,947 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 104 gross rigs operating on Viper’s acreage, nine of which are operated by Diamondback. The 1,664 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third-party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2025, as well as average production guidance for Q4 2025.

Viper Energy, Inc.

Q4 2025 Net Production - Mbo/d	65.00 - 67.00
Q4 2025 Net Production - Mboe/d	124.00 - 128.00
Full Year 2025 Net Production - Mbo/d	48.75 - 49.00
Full Year 2025 Net Production - Mboe/d	92.75 - 93.50

Unit costs ($/boe)
Depletion	$16.75 - $17.25
Cash G&A	$0.80 - $1.00
Non-Cash Share-Based Compensation	$0.10 - $0.20
Net Interest Expense	$2.50 - $3.00

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to the Company)(1)	21% - 23%
Q4 2025 Cash Taxes ($ - million)(2)	$13 - $18
(1)Pre-tax income attributable to the Company is a non-GAAP measure. We are not able to forecast the most directly comparable GAAP measure – Income (loss) before income taxes – due to the high variability and difficulty in predicting certain items that affect Income (loss) before income taxes, such as future commodity prices, pace of development and production of our mineral interests, and factors impacting the Company's ownership of Viper Energy Partners LLC such as repurchases of our Class A common shares or conversions of our Class B common shares and/or Viper Energy Partners LLC’s units to Class A common shares.
(2)Attributable to the Company.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2025 on Tuesday, November 4, 2025 at 11:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy, Inc.

Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions that could cause the results to differ materially from such statements. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; the anticipated benefits from the Sitio Acquisition or other strategic transactions (including the 2025 Drop Down, the Non-Permian Divestiture or any other acquisitions or divestitures); and plans and objectives (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash dividend policy and common stock repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas and natural gas liquids and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments; changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, or instability in the financial sector; regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change; restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin; significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges; changes in U.S. energy, environmental, monetary and trade policies, including with respect to tariffs or other trade barriers and any resulting trade tensions; conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback and our other operators; changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators; changes in safety, health, environmental, tax and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change); security threats, including cybersecurity threats and disruptions to our business from breaches of Diamondback’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business; lack of, or disruption in, access to adequate and reliable transportation, processing, storage and other facilities impacting our operators; severe weather conditions and natural disasters; acts of war or terrorist acts and the governmental or military response thereto; changes in the financial strength of counterparties to the credit facility and hedging contracts of our operating subsidiary; changes in our credit rating; failure to realize anticipated benefits from the recently completed Sitio Acquisition and 2025 Drop Down or our other recent acquisitions discussed in Viper’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent periodic filings with the SEC, including its Forms 10-K, 10-Q and 8-K, and other filings Viper makes with the SEC, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except par values and share data)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$53	$27
Restricted cash	390	—
Royalty income receivable (net of allowance for credit losses)	277	149
Royalty income receivable—related party	107	31
Income tax receivable	2	2
Derivative instruments	22	18
Prepaid expenses and other current assets	36	11
Total current assets	887	238
Property:
Oil and natural gas interests, full cost method of accounting ($5,275 million and $2,180 million excluded from depletion at September 30, 2025 and December 31, 2024, respectively)	14,589	5,713
Other property, equipment and land	8	6
Accumulated depletion and impairment	(1,814)	(1,081)
Property, net	12,783	4,638
Deferred income taxes (net of allowances)	—	185
Other assets	18	8
Total assets	$13,688	$5,069
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable—related party	$—	$2
Current maturities of debt	380	—
Accrued liabilities	91	43
Derivative instruments	—	2
Income taxes payable	1	2
Total current liabilities	472	49
Long-term debt, net	2,241	1,083
Derivative instruments	11	—
Deferred income taxes	18	—
Other long-term liabilities	5	30
Total liabilities	2,747	1,162
Stockholders’ equity:
Class A Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 169,261,023 shares issued and outstanding as of September 30, 2025 and 102,977,142 shares issued and outstanding as of December 31, 2024	—	—
Class B Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 191,078,341 shares issued and outstanding as of September 30, 2025 and 85,431,453 shares issued and outstanding as of December 31, 2024	—	—
Additional paid-in capital	4,696	1,569
Retained earnings (accumulated deficit)	(76)	118
Total Viper Energy, Inc. stockholders’ equity	4,620	1,687
Non-controlling interest	6,321	2,220
Total equity	10,941	3,907
Total liabilities and stockholders’ equity	$13,688	$5,069

Viper Energy, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating income:
Oil income	$332	$187	$774	$558
Natural gas income	15	1	40	9
Natural gas liquids income	46	21	110	62
Royalty income	393	209	924	629
Lease bonus income—related party	17	—	17	—
Lease bonus income	8	1	19	2
Other operating income	—	1	—	1
Total operating income	418	211	960	632
Costs and expenses:
Production and ad valorem taxes	27	15	65	45
Depletion	182	55	373	150
Impairment	360	—	360	—
General and administrative expenses—related party	4	3	11	7
General and administrative expenses	6	2	12	7
Transaction expenses	15	—	25	—
Total costs and expenses	594	75	846	209
Income (loss) from operations	(176)	136	114	423
Other income (expense):
Interest expense, net	(32)	(16)	(60)	(54)
Gain (loss) on derivative instruments, net	18	7	21	5
Gain (loss) on early extinguishment of debt	(32)	—	(32)	—
Other income (expense), net	(1)	—	(1)	—
Total other income (expense), net	(47)	(9)	(72)	(49)
Income (loss) before income taxes	(223)	127	42	374
Provision for (benefit from) income taxes	(26)	18	2	43
Net income (loss)	(197)	109	40	331
Net income (loss) attributable to non-controlling interest	(120)	60	5	182
Net income (loss) attributable to Viper Energy, Inc.	$(77)	$49	$35	$149

Net income (loss) attributable to common shares:
Basic	$(0.52)	$0.52	$0.25	$1.64
Diluted	$(0.52)	$0.52	$0.25	$1.64
Weighted average number of common shares outstanding:
Basic	148,882	93,695	133,741	90,895
Diluted	148,931	93,747	133,868	90,989

Viper Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$(197)	$109	$40	$331
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(36)	1	(42)	(1)
Depletion	182	55	373	150
Impairment	360	—	360	—
(Gain) loss on derivative instruments, net	(18)	(7)	(21)	(5)
Net cash receipts (payments) on derivatives	11	—	23	(2)
(Gain) loss on extinguishment of debt	32	—	32	—
Other	6	1	10	4
Changes in operating assets and liabilities:
Royalty income receivable	14	26	(40)	3
Royalty income receivable—related party	(25)	(1)	(33)	(33)
Accounts payable and accrued liabilities	(33)	19	(40)	14
Accounts payable—related party	—	—	(2)	(1)
Income taxes payable	(3)	—	(1)	—
Other	(12)	—	(5)	2
Net cash provided by (used in) operating activities	281	203	654	462
Cash flows from investing activities:
Acquisitions of oil and natural gas interests—related party	108	—	(873)	—
Acquisitions of oil and natural gas interests	(1,205)	(242)	(1,484)	(271)
Proceeds from sale of oil and natural gas interests	—	(2)	—	88
Net cash provided by (used in) investing activities	(1,097)	(244)	(2,357)	(183)
Cash flows from financing activities:
Proceeds from term loan	500	—	500	—
Proceeds from borrowings under credit facility	250	375	990	470
Repayment on credit facility	(415)	(552)	(1,091)	(733)
Proceeds from Guaranteed Senior Notes	1,600	—	1,600	—
Repayment of Notes	(427)	—	(477)	—
Net proceeds from public offering	—	476	1,232	476
Repurchases under share buyback program	(90)	—	(100)	—
Dividends to stockholders	(69)	(59)	(229)	(157)
Dividends to Diamondback	(90)	(65)	(258)	(192)
Dividends to other non-controlling interest	(8)	—	(25)	—
Other	(20)	—	(23)	—
Net cash provided by (used in) financing activities	1,231	175	2,119	(136)
Net increase (decrease) in cash, cash equivalents and restricted cash	415	134	416	143
Cash, cash equivalents and restricted cash at beginning of period	28	35	27	26
Cash, cash equivalents and restricted cash at end of period	$443	$169	$443	$169

Viper Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Production Data:
Oil (MBbls)	5,160	3,787	2,482
Natural gas (MMcf)	14,655	10,132	6,150
Natural gas liquids (MBbls)	2,412	1,739	1,035
Combined volumes (Mboe)(1)	10,015	7,215	4,542

Average daily oil volumes (bo/d)	56,087	41,615	26,978
Average daily combined volumes (boe/d)	108,859	79,286	49,370

Average sales prices:
Oil ($/Bbl)	$64.34	$63.64	$75.24
Natural gas ($/Mcf)	$1.02	$0.99	$0.13
Natural gas liquids ($/Bbl)	$19.07	$20.70	$19.89
Combined ($/boe)(2)	$39.24	$39.78	$45.83

Oil, hedged ($/Bbl)(3)	$63.76	$62.85	$74.27
Natural gas, hedged ($/Mcf)(3)	$1.77	$1.58	$0.56
Natural gas liquids ($/Bbl)(3)	$19.07	$20.70	$19.89
Combined price, hedged ($/boe)(3)	$40.04	$41.03	$45.87

Average Costs ($/boe):
Production and ad valorem taxes	$2.70	$2.91	$3.33
General and administrative - cash component	0.80	0.69	0.83
Total operating expense - cash	$3.50	$3.60	$4.16

General and administrative - non-cash stock compensation expense	$0.20	$0.28	$0.19
Interest expense, net	$3.20	$2.08	$3.69
Depletion	$18.17	$17.19	$12.01
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP (as defined below) financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to the Company, plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depletion, impairment, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, transaction expenses and other non-cash or non-recurring operating expenses, if any, and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.

Viper defines pro forma cash available for distribution to the Company’s stockholders generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable by Viper for the current period, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, and for the third quarter of 2025, a pro forma adjustment to include the discretionary cash flow generated by Sitio from July 1, 2025 through August 18, 2025 which was received by Viper in connection with the closing of the Sitio Acquisition. Management believes pro forma cash available for distribution is useful because it allows them to more effectively evaluate Viper’s ability to return capital to stockholders by excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and pro forma cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper’s dividend policy also requires the Company to distribute, as variable dividends, at least seventy-five percent (75%) of cash available for distribution less base dividends declared and repurchased shares as part of its share buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, pro forma cash available for distribution and cash available for variable dividends:

Viper Energy, Inc.
(unaudited, in millions, except per share data)

Three Months Ended September 30, 2025
Net income (loss) attributable to Viper Energy, Inc.	$(77)
Net income (loss) attributable to non-controlling interest	(120)
Net income (loss)	(197)
Interest expense, net	32
Non-cash share-based compensation expense	2
Depletion	182
Impairment	360
Non-cash (gain) loss on derivative instruments	(7)
(Gain) loss on extinguishment of debt	32
Transaction expenses	15
Provision for (benefit from) income taxes	(26)
Consolidated Adjusted EBITDA	393
Less: Adjusted EBITDA attributable to non-controlling interest	212
Adjusted EBITDA attributable to Viper Energy, Inc.	$181

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable by Viper Energy, Inc. for the current period	$(11)
Debt service, contractual obligations, fixed charges and reserves	(13)
Lease bonus income, net of tax	(9)
Distribution equivalent rights payments	(1)
Cash available for distribution to Viper Energy, Inc. stockholders	147
Sitio cash available for distribution - July 1 to August 18	18
Pro forma cash available for distribution to Viper Energy, Inc. stockholders	$165

	Three Months Ended September 30, 2025
	Amounts	Amounts Per Common Share
Return of Capital Reconciliation:
Pro forma cash available for distribution to Viper Energy, Inc. stockholders	$165	$0.97

Base dividend	$56	$0.33
Repurchased shares as part of share buyback(1)	42	0.25
Variable dividend	42	0.25
Return of Capital	$140	$0.83

Percent return of capital		85%

Class A common stock outstanding		169,261
(1) Reflects amounts attributable to the common stockholders’ ownership interest in Viper Energy, Inc.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to the Company. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to holders of the Company’s Class A common stock.

Viper Energy, Inc.
Pre-tax income attributable to Viper Energy, Inc.
(unaudited, in millions)

Three Months Ended September 30, 2025

Income (loss) before income taxes	$(223)
Less: Net income (loss) attributable to non-controlling interest	(120)
Pre-tax income attributable to Viper Energy, Inc.	$(103)

Income taxes payable by Viper Energy, Inc. for the current period	$11
Effective cash tax rate attributable to Viper Energy, Inc.	(10.7)%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to the Company plus net income (loss) attributable to non-controlling interest, further adjusted for non-cash (gain) loss on derivative instruments, net, impairment, (gain) loss on extinguishment of debt, if any, transaction expenses and other non-cash or non-recurring operating expenses, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to the Company to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy, Inc.
Adjusted Net Income (Loss)
(unaudited, in millions, except per share data)

	Three Months Ended September 30, 2025
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Viper Energy, Inc. (1)	$(77)	$(0.52)
Net income (loss) attributable to non-controlling interest	(120)	(0.81)
Net income (loss)(1)	(197)	(1.33)
Non-cash (gain) loss on derivative instruments, net	(7)	(0.04)
Impairment	360	2.42
(Gain) loss on extinguishment of debt	32	0.21
Transaction expenses	15	0.10
Adjusted income excluding above items(1)	203	1.36
Income tax adjustment for above items	(47)	(0.32)
Adjusted net income (loss)(1)	156	1.04
Less: Adjusted net income (loss) attributed to non-controlling interests	96	0.64
Adjusted net income (loss) attributable to Viper Energy, Inc. (1)	$60	$0.40

Weighted average number of common shares outstanding:
Basic		148,882
Diluted		148,931
(1) The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of Class A common shares and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to the Company, (ii) less the reallocation of $1 million in earnings attributable to participating securities, and (iii) divided by diluted weighted average Class A common shares outstanding.

NET DEBT

The Company defines the non-GAAP measure of net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents and restricted cash that has been irrevocably deposited for the redemption of principal and interest amounts of outstanding senior notes. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	September 30, 2025	Net Q3 Principal Borrowings/(Repayments)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(in millions)
Total debt(1)	$2,640	$1,535	$1,105	$830	$1,091	$831
Cash and cash equivalents(2)	(443)		(28)	(560)	(27)	(169)
Net debt	$2,197		$1,077	$270	$1,064	$662
(1) Excludes debt issuance costs, discounts & premiums.
(2) Cash and cash equivalents at September 30, 2025 includes $390 million of restricted cash irrevocably deposited with Computershare Trust Company, National Association in July 2025 for the redemption of the principal amount of Viper's 5.375% Senior Notes due 2027 on November 1, 2025.

Derivatives

As of the date of this news release, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Deferred Premium Puts - WTI (Cushing)	40,000	40,000	15,000	—	—	—
Strike	$55.00	$51.75	$47.50	$—	$—	$—
Premium	$(1.70)	$(1.56)	$(1.24)	$—	$—	$—

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Costless Collars - Henry Hub	60,000	60,000	60,000	60,000	60,000	—
Floor	$2.50	$2.75	$2.75	$2.75	$2.75	$—
Ceiling	$4.93	$6.64	$6.64	$6.64	$6.64	$—

	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Natural Gas Basis Swaps - Waha Hub	60,000	80,000	80,000	80,000	80,000	40,000
Swap Price	$(1.00)	$(1.61)	$(1.61)	$(1.61)	$(1.61)	$(1.40)

Investor Contact:

Chip Seale
+1 432.247.6218
cseale@viperenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.